Exhibit 99.1

Nektar Announces Third Quarter 2004 Financial Results

    SAN CARLOS, Calif.--(BUSINESS WIRE)--Nov. 3, 2004--Nektar Therapeutics (Nasdaq:NKTR) announced today its financial results for the third quarter ended September 30, 2004.
    The Company reported total revenue of $28.5 million for the three months ended September 30, 2004 compared to $27.4 million for the third quarter of 2003. In the third quarter of 2004, product sales were $5.0 million compared to $7.7 million in 2003, and contract revenue totaled $23.6 million compared to $19.6 million in the third quarter of 2003.
    The Company reported a net loss of $20.5 million or $(0.24) per share for the three months ended September 30, 2004, compared to a net loss of $17.2 million or $(0.31) per share for the three months ended September 30, 2003.
    For the nine months ended September 30, 2004, Nektar reported total revenue of $82.9 million compared to $80.6 million for the nine months ended September 30, 2003. For the nine months ended September 30, 2004, product sales were $15.7 million compared to $21.4 million for the nine months ended September 30, 2003, and contract research revenue totaled $67.2 million compared to $59.2 million for the nine months ended September 30, 2003.
    For the nine months ended September 30, 2004, Nektar reported a net loss of $82.6 million or $(1.08) per share compared to a net loss for the nine months ended September 30, 2003 of $50.2 million or $(0.90) per share.
    As of September 30, 2004, the Company reported cash, cash equivalents and short-term investments totaling approximately $426.9 million compared to $425.3 million as of June 30, 2004. The September 30, 2004 balance includes $22.5 million of cash received by the Company from the sale of its partnership interest in one of the buildings it currently leases.
    "We were pleased with the progress in the third quarter of two of our key late-stage projects -- Exubera(R) (inhaled insulin) for diabetes and Macugen(TM) (pegaptanib sodium injection) for the wet form of age-related macular degeneration, the leading cause of severe vision loss in patients older than 50 years of age in the developed world," said Ajit S. Gill, Nektar president and chief executive officer (CEO).
    "Pfizer and Sanofi-Aventis presented encouraging two-year Exubera data at the European Association for the Study of Diabetes (EASD) showing sustained blood glucose control and pulmonary function for two years in patients with type 2 diabetes. Eyetech's filing of a marketing authorization application for Macugen was accepted by the European Medicines Agency (EMEA); and in the U.S., the clinical submission for Macugen was reviewed by the Food and Drug Administration (FDA) Advisory Committee," continued Gill.

    Summary of 3rd Quarter 2004 Progress

    Exubera

    On September 7, Pfizer and Sanofi-Aventis announced that new data showed that Exubera was effective and well tolerated in controlling blood glucose levels over a two-year period in patients with type 2 diabetes. These results were from trials extended from six months to up to an additional 18 months where the primary objective was to assess long-term pulmonary safety. According to Professor Manfred Dreyer, lead study investigator, Bethanien Krankenhous, Hamburg, Germany, "These data show that small pulmonary function differences between the two groups occurred early after treatment initiation, had no identified clinical relevance, and did not progress with two years of continued inhaled insulin treatment."
    Pfizer and Sanofi-Aventis submitted Exubera for review by the European Medicines Agency (EMEA) for marketing approval in the European Union in February 2004. According to Pfizer, interactions between Pfizer and Sanofi-Aventis with the European regulatory authorities are ongoing.
    Nektar pioneered the pulmonary technologies used to develop Exubera, creating a delivery system that integrates customized formulation and proprietary fine-powder processing and packaging technologies with a proprietary inhalation device. Nektar is partnered with Pfizer, who is also collaborating with Sanofi-Aventis to develop Exubera.

    Partner Pipeline

    -- On August 27, Eyetech and Pfizer announced that the FDA Dermatologic & Ophthalmic Drugs Advisory Committee met and reviewed the clinical submission for Macugen for the treatment of neovascular age-related macular degeneration (AMD). In addition, on September 20, Pfizer and Eyetech said the EMEA accepted the filing of their marketing authorization application for Macugen in Europe, and they have begun clinical trials in Japan.

        Nektar provides Eyetech with PEGylation technology for use in Macugen. If approved, Macugen would be the sixth product marketed in the U.S., and the seventh in Europe, using Nektar PEGylation technology.

    -- In October, Chiron Corporation and Nektar announced data from the final study report of a Phase I clinical trial of tobramycin powder for inhalation (TPI) presented at the 18th Annual North American Cystic Fibrosis Conference. This inhaled antibiotic is being developed for the treatment of cystic fibrosis patients with Pseudomonas aeruginosa infection. The trial data suggest that TPI, a formulation of tobramycin, a drug with a proven efficacy and safety profile, may significantly reduce the treatment burden for cystic fibrosis patients by offering a short administration time and full portability. Nektar develops and provides the drug delivery technologies, including the formulation and device, for this product.

    Proprietary Products Group

    Nektar's Proprietary Products Group applies Nektar technologies to create differentiated versions of already-approved drug molecules. Currently the Company has four development programs underway. One is an inhaled formulation of a small molecule that has entered Phase I testing, and a second is an inhalation product that has entered proof-of-concept clinical testing. The other two programs are in pre-clinical testing.

    Conference Call Information

    Ajit S. Gill, Nektar president and CEO, will host a conference call today for analysts and investors beginning at 2:00 p.m. Pacific Time, to discuss further the Company's performance.
    Investors can access a live audio-only webcast through a link posed on the Investor Relations section at Nektar's website at http://www.nektar.com. The web broadcast of the conference call will be available for replay through November 17, 2004.
    Analysts and investors can also access the conference call live via telephone by dialing 877-691-2551 (U.S.); 630-691-2747
(International). The passcode is Nektar and the leader is Mr. Ajit Gill. An audio replay will be available shortly following the call through November 17, 2004, and can be accessed by dialing 877-213-9653 (U.S.); or 630-652-3041 (International) with a passcode of 10164013. In the event that any non-GAAP financial measure is discussed on the conference call that is not described in this earnings release, related information will be made available on the Investor Relations page at the Nektar website as soon as practical after the conclusion of this call.

    About Nektar

    Nektar Therapeutics provides industry-leading drug delivery technologies, expertise and manufacturing to enable the development of high-value, differentiated therapeutics. Nektar's advanced drug delivery capabilities are designed to enable the Company's biotechnology and pharmaceutical partners to solve drug development challenges and realize the full potential of their therapeutics, from developing new molecular entities to managing the life cycles of established products.

    This release contains forward-looking statements that reflect management's current views as to Nektar's business strategy, product and technology development plans and funding, collaborative arrangements, clinical trials, and other future events and operations. These forward-looking statements involve uncertainties and other risks that are detailed in Nektar's reports and other filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 2003, as amended, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2004. Actual results could differ materially from these forward-looking statements.



                          NEKTAR THERAPEUTICS
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
             (In thousands, except per share information)


                            Three Months Ended    Nine Months Ended
                               September 30,         September 30,
                           --------------------- ---------------------
                                2004      2003        2004      2003
                              --------  --------    --------  --------
                                 (unaudited)            (unaudited)
Revenue:
  Contract research revenue  $ 23,556  $ 19,624    $ 67,167  $ 59,227
  Product sales                 4,990     7,733      15,737    21,406
                              --------  --------    --------  --------
Total revenue                  28,546    27,357      82,904    80,633

Operating costs and expenses:
  Cost of goods sold            4,477     3,541      13,746    11,871
  Research and development     37,421    31,777     107,885    96,298
  General and administrative    4,704     5,190      14,611    15,504
  Amortization of other
   intangible assets              981       982       2,944     3,236
                              --------  --------    --------  --------
Total operating costs
 and expenses                  47,583    41,490     139,186   126,909
                              --------  --------    --------  --------

Loss from operations          (19,037)  (14,133)    (56,282)  (46,276)

Gain/(loss) on
 extinguishment of debt             -         -      (9,258)    4,320
Other income/ (expense), net     (128)      457         303       708
Interest income                 1,763     1,251       4,617     4,137
Interest expense               (3,050)   (4,781)    (21,864)  (13,083)
                              --------  --------    --------  --------

Loss before provision for
 income taxes                 (20,452)  (17,206)    (82,484)  (50,194)

Provision for income taxes          -         -         132         -
                              --------  --------    --------  --------

Net loss                     $(20,452) $(17,206)   $(82,616) $(50,194)
                              ========  ========    ========  ========

Basic and diluted net loss
 per common share            $  (0.24) $  (0.31)   $  (1.08) $  (0.90)
                              ========  ========    ========  ========

Shares used in computing
 basic and diluted net loss
 per common share              83,853    55,837      76,550    55,719
                              ========  ========    ========  ========


                          NEKTAR THERAPEUTICS
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)


                                         September 30,   December 31,
                                             2004           2003
                                          (unaudited)        (a)
                                          -----------     ----------

                  ASSETS

Current assets:
  Cash, cash equivalents and
   short-term investments                 $  426,913      $ 285,967
  Inventory                                   10,474          8,559
  Other current assets                        13,353         11,972
                                           ----------      ---------
             Total current assets            450,740        306,498

Restricted investments                             -         12,442
Property and equipment, net                  150,009        149,388
Goodwill                                     130,120        130,120
Other intangible assets                        7,582         10,963
Deposits and other assets                      2,652          7,377
                                           ----------      ---------
                                          $  741,103      $ 616,788
                                           ==========      =========


   LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and
   accrued liabilities                    $   20,732      $  26,797
  Capital lease obligations - current          1,651          1,341
  Deferred revenue                            16,070         18,719
                                           ----------      ---------
             Total current liabilities        38,453         46,857

Convertible subordinated debentures          173,949        359,988
Accrued rent                                   2,132          2,110
Capital lease obligations - noncurrent        23,748         31,686
Other long-term liabilities                   22,681         11,956

Stockholders' equity:
  Preferred stock at par                           -              -
  Common stock at par                              8              6
  Capital in excess of par                 1,181,392        778,500
  Deferred compensation                       (3,022)           (38)
  Accumulated other comprehensive gain          (387)           958
  Accumulated deficit                       (697,851)      (615,235)
                                           ----------      ---------
             Total stockholders' equity      480,140        164,191
                                           ----------      ---------
                                          $  741,103      $ 616,788
                                           ==========      =========


(a) The balance sheet at December 31, 2003 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.



    CONTACT: Nektar Therapeutics
             Joyce Strand, 650-631-3138